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                                                                     Exhibit 3.1

                                                                          PAGE 1


                                    DELAWARE
                                 The First State

     I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF "APACHE CORPORATION", FILED IN THIS OFFICE ON THE THIRTY-FIRST DAY OF JANUARY, A.D. 2006, AT 8:33 O'CLOCK A.M.

     A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

                                     [Seal]


                                       /s/ Harriet Smith Windsor
                                       -----------------------------------------
                                       Harriet Smith Windsor, Secretary of State
                                       AUTHENTICATION: 4487564

0482215 8100                           DATE: 01-31-06
060089284

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                                                               STATE OF DELAWARE
                                                              SECRETARY OF STATE
                                                        DIVISION OF CORPORATIONS
                                                   DELIVERED 08:33 AM 01/31/2006
                                                       FILED 08:33 AM 01/31/2006
                                                      SRV 060089284-0482215 FILE

                           CERTIFICATE OF AMENDMENT OF
                          CERTIFICATE OF DESIGNATION OF
                SERIES A JUNIOR PARTICIPATING PREFERRED STOCK OF
                               APACHE CORPORATION

         (Pursuant to Section 151 of the General Corporation Law of the
                               State of Delaware)

                                   ----------

          Apache Corporation (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:

          1. That by resolution of the Board of Directors of the Corporation, and by a Certificate of Designation filed in the office of the Secretary of State of Delaware on January 22, 1996, the Corporation authorized a series of 25,000 shares of Series A Junior Participating Preferred Stock, no par value per share, of the Corporation (the "Series A Preferred Stock") and established the powers, designations, preferences and relative, participating, optional and other rights of the Series A Preferred Stock and the qualifications, limitations and restrictions thereof.

          2. As of the date hereof no shares of Series A Preferred Stock are outstanding and no shares of Series A Preferred Stock have been issued.

          3. That pursuant to the authority conferred on the Board of Directors of the Corporation by its Restated Certificate of Incorporation and the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, the Board of Directors on December 15, 2005 adopted the following resolution amending and restating the provisions of said Certificate of
Designation:

               RESOLVED: That paragraphs 1 and 2.(A) of the Designation of Preferences and Rights for the Series A Preferred Stock in Article FOURTH of the Corporation's Restated Certificate of Incorporation be amended to replace such paragraphs with new paragraphs reading in their entirety as follows:

               1. Designation and Amount. There shall be a series of Preferred Stock, no par value per share, that shall be designated as "Series A Junior Participating Preferred Stock," and the number of whole shares constituting such series shall be 100,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series A Junior Participating Preferred Stock to less than the number of shares then issued and outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants, or upon conversion of outstanding securities issued by the Corporation.

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               2. Dividends and Distribution.

                    (A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Junior Participating Preferred Stock with respect to dividends, the holders of record of shares of Series A Junior Participating Preferred Stock as of the close of business on the last Business Day of December, March, June and September in each year, in preference to the holders of shares of any class or series of stock of the Corporation ranking junior to the Series A Junior Participating Preferred Stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last Business Day of January, April, July and October in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $100 or
               (b) the Adjustment Number (as defined below) times the aggregate per share amount of all cash dividends, and the Adjustment Number times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, par value $0.625 per share, of the Corporation (the "Common Stock") since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock. The "Adjustment Number" shall be 10,000.

          IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized officer on this 31st day of January 2006.

Attest:                                 APACHE CORPORATION


/s/ Cheri L. Peper                      By: /s/ Roger B. Plank
-------------------------------------       ------------------------------------
Cheri L. Peper                          Name: Roger B. Plank
Corporate Secretary                     Office: Executive Vice President and
                                                Chief Financial Officer


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